EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Senior Vice President, Chief Financial Officer
and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. REVISES
THIRD-QUARTER AND ANNUAL EARNINGS GUIDANCE

TO BROADCAST THIRD-QUARTER CONFERENCE CALL LIVE ON THE INTERNET
RALEIGH, North Carolina (October 19, 2006) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced that it expects third quarter 2006 earnings to range from $1.63 to $1.65 per diluted share. Record third quarter operating earnings are expected, driven by a 13% increase in aggregates pricing offset somewhat by a nearly 6% decline in volume for the quarter.
The decline in homebuilding activity across most of the Corporation’s market areas contributed to the volume decrease along with a pullback in infrastructure spending that appears to be timing related. Weather and transportation issues in certain areas also negatively affected volume. In particular, repair activities by the Corp of Engineers on Lock 52 on the Ohio River significantly curtailed river shipments to the Louisiana area and sharply increased cost due to barge waiting time. This issue is expected to be alleviated by late in the year.
Previous guidance indicated that third quarter earnings would range from $1.70 to $1.90 per share.
The outlook for the remainder of 2006 is positive based on continued improved pricing and an anticipated reduction in energy costs. Net earnings per diluted share for the fourth quarter are expected to range from $1.22 to $1.42 and earnings per diluted share for 2006 are expected to range from $5.15 to $5.35.
The Corporation currently expects aggregates pricing to increase an average of 12.5% to 13.5% for the year, as compared to the previous forecast of 11.5% to 13%. Aggregate shipments volume is expected to decline 1% to 3% for the year. The estimate of aggregate shipments volume continues to be the most uncertain element of the forecast due to the dynamics of the current construction markets. Additionally, fourth quarter weather patterns can significantly impact profitability.
Prior year third quarter net earnings per diluted share of $1.62 included $0.20 of favorable items related to tax liabilities and a significant land sale gain. Third quarter 2006 net earnings include a favorable $0.06 per share benefit related to tax liabilities. After adjusting for these items, net earnings per diluted share are expected to increase 10% to 11%.

MLM Revised Third-Quarter Guidance

October 19, 2006
Non-GAAP Measures Reconciliation

	Third Quarter Ended
	9/30/06	9/30/05
	(expected)	(actual)
Earnings per diluted share	$1.63 to $1.65	$1.62
Tax benefits recorded in quarter	(0.06)	(0.14)
Land sale gains	(0.01)	(0.06)

Earnings per diluted share, as adjusted	$1.56 to $1.58	$1.42

CONFERENCE CALL INFORMATION
The Corporation will provide an online Web simulcast of its third-quarter 2006 earnings conference call on Tuesday, October 31, 2006. The results for the quarter ended September 30, 2006, will be released that morning before the market opens.
The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern time on October 31, 2006. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for one year. A link to these events is available at the Company’s website: www.martinmarietta.com. For those investors without online web access, the conference call may also be accessed by calling 913-981-5509, confirmation number 7161451.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products, and is developing structural composites products for use in a wide variety of industries.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to unfavorable weather conditions, particularly the early onset of winter; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market; rail and water transportation availability; fuel costs, most notably diesel fuel and natural gas; continued increases in the cost of repair and supply parts; the sensitivity of the fourth quarters’ results due to typically lower production levels and related profitability; finalization of the quarterly financial results; review of the financial results by management and the Audit Committee of the Board of Directors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.